                                                                    EXHIBIT 99.4


                              EMPLOYMENT AGREEMENT



         EMPLOYMENT AGREEMENT (the "Agreement") dated October 29, 2000 by and between PRIMEDIA Inc. (the "Parent"), About.com, Inc. (the "Company") and Scott Kurnit (the "Executive").

         Parent and the Company desire to employ Executive and to enter into an agreement embodying the terms of such employment;

         Executive desires to accept such employment and enter into such an agreement;

         In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

         1. TERM OF EMPLOYMENT. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Time (as defined in the Merger Agreement among Parent, the Company and Abracadabra Acquisition Corporation) (the "Commencement Date") and ending on the fourth anniversary of the Commencement Date (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement.

         2. POSITION. a. During the Employment Term, Executive shall serve as the Company's chief executive officer and Chief Internet Officer of Parent. In such position, Executive shall have such duties and authority customary to the internet industry (with the understanding that the Company is no longer a stand-alone public company) reporting to the chief executive officer of Parent (the "CEO"), such duties and authority to include, but not be limited to, (i) supervision and oversight of all internet content, initiatives and acquisitions by Parent and its subsidiaries worldwide including the activities of Company to integrate Parent's traditional media operating units with the internet operations of the Company and (ii) responsibility for all plans and strategy consistent with budgets and policies prepared and/or recommended by Executive and approved by the CEO. Executive acknowledges that integration of the traditional media with the internet operations referred to in (i) above will develop and increase over time and that such development shall not, in and of itself, constitute a diminution of the duties or authority of the Executive. Executive further acknowledges that it is not inconsistent with the duties and authority of the Executive described above to have joint reporting by the Parent's operating units to the Executive and other operating executives of Parent, provided that the Company shall report solely to Executive. Executive shall also serve as a member of the Board of Directors of the Parent, the Company or any of their subsidiaries without additional compensation.

              b. During the Employment Term, Executive will devote
Executive's full business time and best commercial efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the CEO; provided that nothing herein shall preclude Executive, subject to the prior approval of the CEO, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 9.

         3. BASE SALARY. During the Employment Term, the Company shall pay Executive a base salary (the "Base Salary") at the minimum annual rate of $600,000, payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases in Executive's Base Salary, if any, as may be determined from time to time in the sole discretion of the CEO. Such Base Salary review shall occur at least on an annual basis.

         4. ANNUAL BONUS. With respect to each calendar year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") in such amount, as determined in the sole discretion of the CEO based upon the achievement of performance goals established by the CEO within the first three months of each calendar year during the Employment Term, provided that the minimum bonus for any calendar year during the Term shall be $1,650,000 (the "Minimum Bonus"). Any bonus shall be prorated for any partial calendar year based on the number of days in such calendar year in which Executive performed services divided by 365. Such Annual Bonus shall be paid no later than March 31 of the year following the end of the measuring calendar year.

         5. EQUITY ARRANGEMENTS.

              OPTIONS. a. As of the Commencement Date, Executive shall be granted a nonqualified stock options (the "Options"), pursuant to the new Stock Option Plan (which shall be substantially the same as the 1992 PRIMEDIA Stock Option and Purchase Plan, as amended, except for the ability to grant stock options with an exercise price of less than 50% of fair market value), to purchase 2,605,300 shares of the Parent's common stock ("Shares") at an exercise price equal to thirty percent (30%) of the fair market value per Share on the Commencement Date. The Options shall vest, subject to Executive's continued employment with the Company or a subsidiary, with respect to twenty-five percent (25%) of the Shares covered by the Options on the first anniversary of the Commencement Date and with respect to an additional twenty-five percent (25%) of the Shares covered by the Options on each anniversary thereafter, so that the Options would become fully vested on the fourth anniversary of the Commencement Date.

              b. RESTRICTED SHARE UNITS. As of the Commencement Date, Executive shall be granted 2,211,100 phantom stock units (the "Units"), each Unit shall represent the value of one Share, pursuant to the Plan. Subject to Executive's continued employment with the Company or an affiliate, the Units shall vest, and become payable in Shares, with respect to twenty-five percent (25%) of the Units on the first anniversary of the Commencement Date and with respect to an additional twenty-five percent (25%) of the Units on each anniversary thereafter, so that the Units would become fully vested and issued on the fourth anniversary of the Commencement Date. No later than six months prior to the date that Units vest, the

                                                                               3
Executive and Parent may at Executive's sole election enter into an agreement to defer receipt of the Shares to which the Units relate.

         6. EMPLOYEE BENEFITS. During the Employment Term, Executive shall be entitled to participate in the Company's employee benefit plans (other than bonus, incentive or severance plans) as in effect from time to time (collectively "Employee Benefits"), on the same basis as those benefits are generally made available to other senior executives of the Company, including the 401(k) plan and the restoration plan.

         7. BUSINESS EXPENSES. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies, provided that the Executive shall be entitled to first class travel and first class hotel accommodations.

         8. TERMINATION. The Employment Term and Executive's employment hereunder may be terminated by either party in accordance with this Section 8.

            a. BY THE COMPANY FOR CAUSE OR BY EXECUTIVE RESIGNATION WITHOUT GOOD REASON.

               (i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon the effective date of Executive's resignation without Good Reason (as defined in Section 8b) or Diminution (as defined in
Section 8c); provided that Executive will be required to give the Company at least 30 days advance written notice.

               (ii) For purposes of this Agreement, "Cause" shall mean (A) Executive's continued failure substantially to perform Executive's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Executive specifying in detail the basis of the allegation of such failure and stating in such written notice that such continued failure shall be deemed to be "Cause", (B) dishonesty materially adversely affecting the Company or any of its affiliates, (C) conviction of, or a plea of nolo contendre to, a felony under the laws of the United States or any state thereof, (D) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder or any willful act or omission taken in bad faith which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (E) Executive's breach of the provisions of Sections 10 or 11 of this Agreement.

              (iii) If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason:

                    (A) the Base Salary through the date of termination;

                    (B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed calendar year;

                    (C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

                    (D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

         Following such termination of Executive's employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

         b. BY THE COMPANY WITHOUT CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON OR FOR DEATH OR DISABILITY.


             (i) The Employment Term and Executive's employment hereunder shall terminate upon Executive's death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any eighteen (18) consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

             (ii) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good Reason; provided that Executive will be required to give the Company at least 30 days advance written notice.

            (iii) For purposes of this Agreement, "Good Reason" shall mean (A) a reduction in Executive's Base Salary or Minimum Bonus, (B) any material reduction in Executive's duties, authority and responsibilities from those described in Section 2 hereof or (C) a transfer of Executive's primary workplace by more than thirty (30) miles from Manhattan, New York; provided that the events described in clauses (A),(B) or (C) of this Section 8(c)(iii) shall constitute Good Reason only if the Company fails to cure such event within 15 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that "Good Reason" shall cease to exist for an event on the 60th day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given the Company written notice thereof prior to such date. Executive acknowledges that the reduction of position constituting a right to resign for Good Reason under clause (B) above must be more significant, than the diminution of position constituting a right to resign for Diminution, as described below.

             (iv) If Executive's employment is terminated by the Company without Cause, by reason of death or disability or if Executive resigns for Good Reason, Executive shall be entitled to receive:

                  (A) the Accrued Rights;

                  (B) continued payment of the Base Salary and the Minimum
Bonus for the remainder of the Employment Term determined as if such termination had not occurred; provided that the aggregate amount described in this clause
(B) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates and no reduction shall be made by reason of any amount payable under this Agreement or earned by Executive outside of the Company and its affiliates; and

                  (C) ALL OPTIONS AND UNITS NOT YET VESTED SHALL BE
                      FULLY VESTED.

                  Following Executive's termination of employment by the Company without Cause, by reason of Executive's death or Disability or by Executive's resignation for Good Reason, except as set forth in this Section 8(b)(iii), neither Executive nor his estate, in the case of his death, shall have any further rights to any compensation or any other benefits under this Agreement.

              (c) BY THE EXECUTIVE FOR  DIMINUTION OF POSITION

                         (i) The Employment Term and Executive's employment
hereunder may be terminated by the Executive by notice in writing to the Company if at any time during the Employment Term the Executive shall in good faith determine that the position of the Executive as described in this Agreement has been diminished ("Diminution")

                        (ii) If the Executive resigns for Diminution, Executive shall be entitled to:

                        (A) the Accrued Rights, and

                        (B) An amount equal to one-half of Base Salary and
                            Minimum Bonus for the remaining Employment Term determined as if such termination had not occurred; and

                        (C) One-half of all Options and one-half of all
                            Units not yet vested shall be fully vested,

                      (iii) The parties agree that the Executive's determination to resign for Diminution shall be binding on the Company unless the Executive acted in bad faith in making such determination.

                       (iv) Following a resignation for Diminution, except as set forth under this Section 8 (c), Executive shall have no rights to any compensation or other benefits under this Agreement.

              d. CONTINUED EMPLOYMENT BEYOND THE EXPIRATION OF THE EMPLOYMENT TERM. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 10, 11 and 12 of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder.

              e. NOTICE OF TERMINATION. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

              f. BOARD RESIGNATION. Upon termination of Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from (i) the Board of Directors of the Parent and the Board of Directors of any of the Parent's affiliates and (ii) any other office or position with the Parent or any of its affiliates.

         9. CHANGE IN CONTROL

              a. "Change in Control" shall mean the occurrence of any one of the following events:


                 (i) a transaction or series of related transactions whereby
KRR Associates and/or its affiliates ("KKR") sells or otherwise disposes of beneficial ownership (within the meaning of Rule 13 d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of securities of Parent representing 35% or more of the combined voting power of all securities of the Parent entitled to vote in the election of directors of Parent to any single person or group (within the meaning of Section 13 (d) (3) of the 1934 Act, and the rules and regulations promulgated thereunder), other than to an affiliate of KKR, and in connection with or following such disposition such single person or group obtains control of a majority of the seats (other than vacant seats) on the Board;

                (ii) Parent adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

               (iii) all or substantially all of the assets or business of Parent are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of Parent immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting securities of the Parent, all of the voting securities or other ownership interests of the entity or entities, if any, that succeed to the business of Parent; or

                (iv) Parent combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of Parent immediately prior to the combination hold, directly or indirectly, 50% or less of the voting securities of the combined company (there being excluded from the number of shares held by such shareholders, but not from the voting securities of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).


              b. TERMINATION BY THE EXECUTIVE FOLLOWING CHANGE OF CONTROL. The Employment Term and Executive's employment hereunder may be terminated by the Executive by resignation following a Change in Control provided that the Executive will be required to give Parent at least 30 days' advance written notice.

              c. CONSEQUENCES OF A CHANGE IN CONTROL

                 (i) upon Executive's termination of employment pursuant to
Section 9(b), following a Change in Control, Executive shall be entitled to:

                     (A) the Accrued Rights;

                     (B) continued payment of the Base Salary and Minimum
                         Bonus for the remainder of the Employment Term determined as if such termination had not occurred;


                     (C) all Options and Units not vested shall become fully
                         vested. Following Executive's termination of employment following a Change in Control, except as set forth in this Section 9 (c), Executive shall have no further rights to any compensation or any benefits under this Agreement.

10.      NON-COMPETITION.

         a. "Competing Business" shall mean a business whose primary business is content websites.

         b.           (i) "Employment Period" shall mean

                          (A) the early termination date of the Employment
                              Term in the case of termination under
                              Sections 8 (b), or 8 (c), or 9 (b), or

                          (B) if the Employment Term is terminated early under
                              Section 8 (a),the later of

                              (1) the date the Employment Term would have ended
                                  but for the early termination or
                              (2) the second anniversary of the date of early
                                  termination.

                                    (ii) "Restricted Period" shall mean the
                           period which starts on the last day of the Employment Period and ends on the last day of the sixth full calendar month thereafter; and

                                    (iii) "Extended Restricted Period" shall
                           mean the period commencing on the day following the last day of the Restricted Period and ending at the end of fourteen (14) calendar months thereafter provided that Parent has given Executive notice in writing no later than thirty (30) days following the end of the Employment Period that Parent elects to have the Extended Restricted Period take effect and pays to the Executive during the Extended Restricted Period the Base Salary in effect immediately prior to the end of the Employment Term and the Minimum Bonus.

              c. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

                                    (i) During the Employment Period, the
                           Restricted Period and, at the election of Parent, the Extended Restricted Period, if any (provided that in the event of termination under Section 8 (a) there shall be no Restricted Period or Extended Restricted Period) Executive will not directly or indirectly:

                                        (A)  engage in any business that is a
                                             Competing Business;

                                        (B)  enter the employ of, or render
                                             any services to, any person or
                                             entity (or any division of any
                                             person or entity) which is a
                                             Competing Business;

                                        (C)  acquire a financial interest
                                             in, or otherwise become
                                             actively involved with or in,
                                             any Competing Business,
                                             directly or indirectly, as an
                                             individual, partner,
                                             shareholder, officer, director,
                                             principal, agent, trustee or
                                             consultant; or

                                        (D)  interfere with, or attempt to
                                             interfere with, business
                                             relationships (whether formed
                                             before, on or after the date of
                                             this Agreement) between the
                                             Company or any of its
                                             affiliates and its material
                                             customers, clients or
                                             suppliers.

         (ii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in a Competing Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

         (iii) During the Employment Period, Restricted Period and the Extended Restricted Period, if any, (provided that in the event of termination under Section 8 (a) there shall be no Restricted Period or Extended Restricted Period), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

                           (A) solicit any executive of the Company or any
                               business that reported to Executive during the Employment Term (a "Reporting Business"), or

                           (B) hire any such executive who was employed by The
                               Company or any Reporting Business as of the date of Executive's termination of employment with the Company or who left the employment of the Company or any Reporting Business coincident with, or within one year prior to or after, the termination of Executive's employment with the Company or any Reporting Business.

         (iv) No provision of this Section 10 shall prohibit Executive from continuing to serve on the board of directors of other business entities upon which Executive served during the Employment Term.

         d. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         11. CONFIDENTIALITY. Executive will not at any time (whether during or after Executive's employment with the Company) disclose or use for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is known to the industry or the public other than as a result of Executive's breach of this covenant. Except as required by law, Executive will not disclose to anyone, other than his immediate family and legal or financial advisors, the existence or contents of this Agreement. Executive agrees that upon termination of Executive's employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for Executive's account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

         12. SPECIFIC PERFORMANCE. Executive acknowledges and agrees that the Company's remedies at law for a breach of any of the provisions of Section 10 or
Section 11 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach, in addition to any remedies at law, the Company, without posting any bond, obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         13. MISCELLANEOUS.

         a. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

         b. ENTIRE AGREEMENT/AMENDMENTS. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

         c. NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         d. SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

         e. ASSIGNMENT. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

         f. SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

         g. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

             If to the Company or Parent:

                               About.com, Inc.
                               c/o PRIMEDIA Inc.
                               745 Fifth Avenue
                               New York, New York  10151
                               Attention:  Chairman and Chief Executive Officer

             Copy to:          PRIMEDIA Inc.
                               745 Fifth Avenue
                               New York, New York 10151
                               Attention: General Counsel

             If to Executive:  To the most recent address of Executive set forth in the personnel records of the Company.

             Copy to:          Frankfurt, Garbus, Kurnit, Klein & Selz
                               488 Madison Ave.
                               New York, NY 10022
                               Attention: Richard Kurnit, Esq.

         h. EXECUTIVE REPRESENTATION. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Parent and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

         i. PRIOR AGREEMENTS. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and Executive and the Parent regarding the terms and conditions of Executive's employment with the Company.

         j. COOPERATION. Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder. This provision shall survive any termination of this Agreement.

         k. WITHHOLDING TAXES. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         l. COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.



         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

         PRIMEDIA Inc.                            EXECUTIVE



         /s/ Beverly C. Chell                     /s/ Scott Kurnit
         ---------------------------              ---------------------------
         By: Beverly C. Chell                         By: Scott Kurnit
         Title: Vice Chairman                         Title: Chairman and Chief
                                                             Executive Officer


                  About.com, Inc.


                  /s/ Scott Kurnit
                  ---------------------------
                  By: Scott Kurnit
                  Title: Chairman and Chief
                         Executive Officer








                 [Signature Page to Kurnit Employment Agreement]